99.4 EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Evanston Alternative Opportunities Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$16,774,313(a)	$110.20	$1,848.53	(b)
Fees Previously Paid	–		–
Total Transaction Valuation	$16,774,313(a)
Total Fees Due for Filing			$1,848.53

Total Fees Previously Paid			–
Total Fee Offsets			–
Net Fee Due			$1,848.53

(a)	Calculated as the aggregate maximum purchase price for shares of beneficial interest.

(b)	Calculated at $110.20 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.